Exhibit 23.2

RACHEL HAN

Partner, Co-Head Asia Capital Markets

T: (852) 2105 0230

E: han.rachel@dorsey.com

July 17, 2026

To:

AIOS Tech Inc.
Room 407, Tower 2, Harbour Centre,

8 Hok Cheung Street, Hunghom,

Kowloon, Hong Kong

Dear Sirs

RE: Consent Letter

We are the legal advisers to the AIOS Tech Inc. (“Company”) as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) (the “Securities Act”), and the rules and regulations promulgated thereunder.

In connection with the Registration Statement, we hereby consent to the reference to our name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the regulations promulgated thereunder.

This consent is given solely for use in connection with the filing of the Registration Statement and is not to be used for any other purpose.

Yours faithfully,

/s/ Dorsey & Whitney
Dorsey & Whitney